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                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") dated July 15, 1997, is entered into by and between CIC SYSTEMS, INC., a Delaware corporation (the "Company"), and Samuel C. McElhaney (the "Executive").

                                    RECITALS

     The Company, through its Board of Directors, desires to retain the services of Executive, and Executive desires to be retained by the Company, on the terms and conditions set forth in this Agreement.


                                    AGREEMENT

     For and in consideration of the foregoing and of the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. EMPLOYMENT. The Company hereby employs Executive to serve in the capacities described herein and Executive hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.

     2. TERM. The term of Executive's employment pursuant to this Agreement shall commence on the effective date hereof and shall terminate at the close of business on June 30, 1999, subject to earlier termination in accordance the other terms and conditions set forth herein.

     3. DUTIES. Executive shall serve as and have the title of Director of Strategic Planning & Development of the Company. The Executive's principal place of employment shall be Charlotte, North Carolina. Executive agrees to devote his full business time, energy, skills and best efforts to such employment while so employed. Nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of the Board of Directors, such activities do not interfere with his duties and responsibilities hereunder, in charitable and community affairs, from managing any passive investment made by him or from serving, subject to the prior approval of the Board of Directors, as a member of the board of directors or as a trustee of any other corporation, association or entity.

     4. COMPENSATION.

          (a) BASE COMPENSATION. The Company shall pay Executive, and Executive agrees to accept, base compensation at the rate of $156,000 per year, payable in equal, bi-weekly installments, through the term of this Agreement ("Base Compensation"). The Base Compensation specified in this Section 4(a) may be increased annually during the term of this Agreement in the sole discretion of the Compensation Committee of the Board of Directors.


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          (b) BONUS COMPENSATION. Subject to the attainment by the Company of the sales targets (the "Sales Target") and net income targets (the "Income Target") set forth on EXHIBIT A hereto in any fiscal year of the Company during the term of this Agreement, the Company shall pay Executive an annual bonus ("Bonus Compensation") within 30 days following the Company's receipt of audited financial statements for such fiscal year. In the event that the Company meets or exceeds the Sales Target AND the Income Target in a fiscal year, Executive shall receive Bonus Compensation equal to $54,600 for such fiscal year; provided, however, that: (i) if the Company meets the Sales Target but fails to attain the Income Target, Executive shall receive Bonus Compensation equal to $38,220, and (ii) if the Company meets the Income Target but fails to attain the Sales Target, Executive shall receive Bonus Compensation equal to $16,380. If the Company fails to attain both targets in a fiscal year, Executive shall not receive any Bonus Compensation for such fiscal year. The Compensation Committee of the Board of Directors may, in its sole discretion, revise the Sales Target and the Income Target for fiscal year 1998-1999 and any fiscal year thereafter.

          (c) STOCK OPTIONS. The Company shall grant Executive a stock option award in amounts, at such exercise prices, and on such terms as set forth in the Stock Option Agreement by and between the Company and the Executive of even date herewith.

     5. FRINGE BENEFITS.

          (a) GENERALLY. Executive shall be eligible for fringe benefits pursuant to any insurance, pension or other employee fringe benefit plan approved by the Board of Directors that now or hereafter may be made available to employees of the Company and for which Executive will qualify according to his eligibility under the provisions thereof.

          (b) HEALTH AND DISABILITY INSURANCE. Executive shall be entitled to participate in such health and disability insurance plans that the Company offers to other executive officers of the Company from time to time.

          (b) LIFE INSURANCE. The Company shall, at its sole expense, provide Executive with term life insurance in a face amount equal to not less than $700,000.00.

          (d) FLEX DAYS. During the term of this Agreement, Executive shall be entitled to twenty-four (24) flex days per year which Executive may use for vacation, holidays, illness or any other purpose.

     6. EXPENSES. The Executive shall be reimbursed for all usual expenses incurred on behalf of the Company, in accordance with Company practices and procedures, provided that:

          (a) Each such expenditure is of a nature deductible under Section 162 of the Internal Revenue Code of 1986, as amended (the "Code") on the Federal income tax return of the


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Company as a business expense and not as deductible compensation to Executive;
and

          (b) Executive furnishes the Company with adequate documentary evidence required by the Code or any regulation promulgated thereunder for the substantiation of such expenditures as a deductible business expense of the Company and not as deductible compensation to Executive.

Executive agrees that, if at any time, any payment made to Executive by the Company as a business expense reimbursement shall be disallowed in whole or in part as a deductible expense to the Company by the appropriate taxing authorities, Executive shall reimburse the Company to the full extent of such disallowance.

     7. TERMINATION. The term of Executive's employment under this Agreement may be terminated prior to expiration of the term provided in Section 2 hereof in accordance with the following paragraphs.

          (a) FOR CAUSE. This Agreement may be immediately terminated by the Company for Cause (as herein defined) and, upon thirty (30) days written notice to Executive, without Cause, for any reason or for no reason. For purposes of this Agreement, the term "Cause" shall mean the termination of the Executive by the Board of Directors of the Company as a result of the existence or occurrence of one or more of the following conditions or events:

               (i) a material breach by the Executive of any provision of this Agreement, or the willful and continued failure of Executive substantially to perform his duties under his employment with the Company;

               (ii) Executive's willful misconduct or gross negligence in connection with the performance of his duties as an employee or officer of the Company;

               (iii) performance by the Executive of any act of fraud or misrepresentation or an act of misappropriation which results or is intended to result in Executive's personal enrichment at the expense of the Company;

               (iv) conviction of the Executive of any crime which constitutes either (i) a felony offense involving violence (but not involving a motorized vehicle) or fraud, embezzlement, theft or business activities, or (ii) a misdemeanor involving fraud, embezzlement or theft in the United States or which, if it had been committed in the United States, would constitute either a felony offense involving violence or fraud, embezzlement, theft or business activities or a misdemeanor involving fraud, embezzlement or theft in the United States;

               (v) violation by the Executive of any law which results in the entry of a judgment or order enjoining or preventing the Executive from such activities as are essential for the


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Executive to perform his services as required by this Agreement; or

               (vi) a good faith determination by the Board of Directors that Executive has engaged in conduct or activities materially damaging to the business of the Company, monetarily or otherwise, it being understood that neither conduct or activities pursuant to the Executive's exercise of his good faith business judgment nor unintentional physical damage to properties by the Executive shall be a ground for such a determination.

          (b) EXECUTIVE. Executive may voluntarily terminate his employment hereunder upon thirty (30) days written notice to the Company.

          (c) MUTUAL. Executive's employment under this Agreement may be terminated upon mutual written agreement of the Company and the executive.

          (d) DEATH. In the event of the death of Executive, this Agreement shall terminate immediately.

          (e) DISABILITY. If, during Executive's employment under this Agreement, Executive shall become permanently disabled and unable to perform his duties as required herein ("Disability") for a consecutive period of one hundred eighty (180) days, then the Company may, upon thirty (30) days written notice to Executive, terminate Executive's employment under this Agreement.

          (f) CHANGE OF CONTROL. In the event of a "Change in Control" (as defined in this Section 7(f)), Executive may elect, at any time during the 180-day period immediately following such Change in Control, to deliver 60 days' written notice to the Company of his termination of employment hereunder. Termination of Executive's employment under this Agreement pursuant to the provisions of the preceding sentence shall be deemed a termination without Cause for purposes of Section 9 hereof and shall not be deemed to be a voluntary resignation or termination by Executive. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred when:

               (i) any person, who is not the owner of more than fiver percent of the outstanding common stock of the Company on the date hereof, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires that number of shares of the Company's voting stock that would permit it, or such group, as the case may be, to elect a majority of the Board of Directors of the Company;

               (ii) the shareholders of the Company approve a reorganization, merger, consolidation or similar transaction (in each case a "Business Combination") with respect to which all or substantially all holders of the outstanding capital stock of the Company immediately prior to such Business Combination do not, following such Business Combination,


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beneficially own, directly or indirectly, more than 50% of the outstanding capital stock of the Company; or

               (iii) the sale of all or substantially all of the Company's assets to any person, or group of persons, other than to an affiliate of the Company.

     8. DEATH AND DISABILITY. In the event of the termination of Executive's employment under this Agreement by reason of the Executive's death or Disability, the Company shall pay Executive (or his heirs and/or personal representatives), Base Compensation through the date of death or the date of termination for Disability as provided in Paragraph 7(e), respectively.

     9. SEVERANCE. In the event of the termination of Executive's employment under this Agreement for any reason other than Executive's death or Disability, the Company shall provide the payments and benefits to Executive as indicated below:

          (a) WITH CAUSE OR VOLUNTARY TERMINATION BY EXECUTIVE. If Executive is terminated for Cause (as defined in Section 7(a) of this Agreement), or if Executive voluntarily terminates his employment with the Company, the Company shall be obligated only to continue to pay to Executive his Base Compensation, if any, earned up to the date of termination and shall reimburse the Executive for any expenses to which the Executive is due reimbursement by the Company under Section 6 hereof. In addition, Company shall pay any vested benefits, if any, owed to Executive under any plan provided for Executive under Paragraph 5 hereof in accordance with the terms of such plan as in effect on the date of termination of employment under this Paragraph 9.

          (b) WITHOUT CAUSE OR FOLLOWING A CHANGE OF CONTROL. If the Company terminates this Agreement without Cause or the Executive terminates this Agreement during the 180-day period immediately following a Change of Control, Executive shall continue to receive until the date twelve (12) months from the date of such termination: (i) Base Compensation under this Agreement; and (ii) health insurance, with benefits substantially similar to those that Executive was entitled to receive prior to such termination, or at the Company's option, a lump sum equal to the value of such benefits; provided, however, that the severance benefits included in this Paragraph 9(b) shall be discontinued in the event that Executive earns income by rendering services to, or on behalf of, any other person or entity during said twelve month period.



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     10. CONFIDENTIAL INFORMATION. Executive recognizes and acknowledges that he will have access to certain confidential information of the Company and of corporations with whom the Company does business, and that such information constitutes valuable, special and unique property of the Company and such other corporations. During the term of this Agreement and for a period of five (5) years immediately following the date of termination of this Agreement, Executive agrees not to disclose or use any confidential information, including without limitation, information regarding research, developments, product designs or specifications, manufacturing processes, "know-how," prices, suppliers, customers, costs or any knowledge or information with respect to confidential or trade secrets of the Company, it being understood that such confidential information does not include information that is publicly available unless such information became publicly available as a result of a breach of this Agreement. Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents belonging to the Company, but held by Executive, concerning any information relating to the Company's business, whether confidential or not, are the property of the Company and will be promptly delivered to it upon Executive's leaving the employ of the Company. Executive also agrees to execute such confidentiality agreements that the Board may adopt, and may modify from time to time, as a standard form to be executed by all employees of the Company, to the extent such standard forms are not materially more restrictive than the provisions of this Agreement.

     11. NON-SOLICITATION. At all times during the term of this Agreement and thereafter, Executive shall not, directly or indirectly, induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the officers, employees, agents or consultants of the Company to terminate their employment, or other relationship, with or compete against the Company or any future subsidiaries, parents or affiliates of the Company in the business of selling, distributing, installing and/or servicing microcomputers, peripherals, components and/or accessories, microcomputer software products, and custom-designed microcomputer systems (the "Business").

     12. NON-COMPETITION. Executive acknowledges that his services and responsibilities are unique in character and are of particular significance to the Company, that the Company engages in a competitive business with a national market and that Executive's continued and exclusive service to the Company under this Agreement is of a high degree of importance to the Company. Therefore, during the term of this Agreement and for a period of two (2) years thereafter (the "Noncompete Period"), Executive shall not, directly or indirectly, engage in the Business, or in any other business which, at the time of Executive's termination, the Company is actively engaged or plans to engage in (the "Future Business"), except as an employee or agent of the Company, and shall not, directly or indirectly, as owner, partner, joint venturer, employee, broker, agent, corporate officer, principal, licensor, shareholder (unless as owner of no more than five percent (5%) of the issued and outstanding capital stock of such entity if such stock is publicly traded) or in any other capacity whatsoever, engage in or have any connection with any business which is competitive with the Business or any Future Business, and which operates anywhere in the United States. In the event Executive is terminated by the Company without Cause prior to the expiration of the term of


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this Agreement, the Noncompete Period shall be modified such that it expires on the date of such involuntary termination.

     13. RESTRICTIVE COVENANTS.

          (a) If, in any judicial proceedings, a court shall refuse to enforce any of the covenants included in Paragraphs 10, 11 or 12 hereof, then such unenforceable covenant shall be amended to relate to such lesser period or geographical area as shall be enforceable. In the event the Company should bring any legal action or other proceeding against Executive for enforcement of this Agreement, the calculation of the Noncompete Period, if any, shall not include the period of time commencing with the filing of legal action or other proceeding to enforce this Agreement through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding unless the Company is receiving the practical benefits of this Paragraph 9 during such time. The existence of any claim or cause of action by Executive against the Company predicated on this Agreement shall not constitute a defense to the enforcement by the Company of these covenants.

          (b) Executive hereby acknowledges that the restrictions on his activity as contained in this Agreement are required for the Company's reasonable protection and is a material inducement to the Company to enter into this Agreement. Executive hereby agrees that in the event of the violation by him of any of the provisions of this Agreement, the Company will be entitled to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by Executive or to enjoin Executive from engaging in any activity in violation hereof. The Company shall be entitled to receive from Executive reimbursement for reasonable attorneys' fees and expenses incurred by the Company in enforcing the restrictive provisions contained in this Agreement.

          (c) Notwithstanding anything to the contrary contained herein, in the event that Executive engages in any conduct prohibited by Paragraphs 10, 11 or 12 hereof for any reason whatsoever, Executive shall not receive any of the severance benefits he otherwise would be entitled to receive pursuant to Paragraph 9 hereof.

     14. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the addresses below or to such other address as either party shall designate by written notice to the other:

     IF TO THE EXECUTIVE: To the address set forth below his signature on the signature page hereof.



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     IF TO THE COMPANY:

     CIC Systems, Inc..
     2425 CrownPoint Executive Drive
     Charlotte, North Carolina 28227
     Attention: Chief Executive Officer

     15. ENTIRE AGREEMENT; MODIFICATION.

          (a) This Agreement contains the entire agreement of the Company and Executive, and the Company and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments between the parties hereof.

          (b) No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

     16. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive may not assign his rights and obligations under this Agreement.


     17. MISCELLANEOUS.

          (a) This agreement shall be subject to and governed by the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

          (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

          (c) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

          (d) All written notices required in this Agreement shall be sent postage prepaid by certified or registered mail, return receipt requested.

          (e) In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement


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shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

          (f) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.






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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                                CIC SYSTEMS, INC.



                               /s/Frank J. Zappala
                               --------------------------------------
                               By: Frank J. Zappala
                               Its: Chairman


                               EXECUTIVE

                               /s/ Samuel C. McElhaney
                               --------------------------------------
                               Samuel C. McElhaney


                               Address:

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